Exhibit 14.1

MARATHON PETROLEUM CORPORATION

CODE of ETHICS

for

SENIOR FINANCIAL OFFICERS

General Philosophy

The honesty, integrity and sound judgment of the Senior Financial Officers of Marathon Petroleum Corporation (the “Company”) is fundamental to our reputation and success. While all Directors, officers and employees are required to adhere to the Company’s Code of Business Conduct, the professional and ethical conduct of the Senior Financial Officers is essential to the proper functioning and success of the Company.

Applicability

This Code of Ethics shall apply to the Company’s Senior Financial Officers. As used in this Code, “Senior Financial Officers” means the Company’s Chief Executive Officer, Chief Financial Officer, VP and Controller, Treasurer and other persons performing similar functions, and to persons designated as Senior Financial Officers by the Company’s Chief Executive Officer or by the Audit Committee of the Company’s Board of Directors.

Standards of Conduct

To the best of their knowledge and ability, the Senior Financial Officers shall:

a)	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

b)	provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“Commission”) and in other public communications made by the Company;

c)	comply with applicable laws, governmental rules and regulations, including insider trading laws;

d)	promote the prompt internal reporting of potential violations or other concerns related to this Code of Ethics to the Chair of the Audit Committee of the Board of Directors and to the appropriate person or persons identified in the Company’s Code of Business Conduct, and encourage employees to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation;

e)	avoid (i) taking personal advantage of opportunities that are discovered through the use of Company property, information or position; (ii) using Company property, information, or position for personal gain; and (iii) competing with the Company;

f)	respect the confidentiality of information acquired in the course of employment;

g)	endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees;

h)	protect the Company’s assets and ensure the efficient use of those assets for legitimate business purposes;

i)	maintain the skills necessary and relevant to the Company’s needs;

j)	promote, as appropriate, contact by employees with Business Integrity and Compliance or the Chair of the Audit Committee of the Board of Directors for any issues concerning improper accounting or financial reporting of the Company without fear of retaliation; and

k)	proactively promote ethical and honest behavior within the Company and its consolidated entities.

All Senior Financial Officers are expected to adhere to both the Marathon Petroleum Corporation Code of Business Conduct and this Code of Ethics for Senior Financial Officers. Any violation of this Code of Ethics will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law. The Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics for Senior Financial Officers. Any change in or waiver from and the grounds for such change or waiver of this Code of Ethics for Senior Financial Officers shall be promptly disclosed through a filing with the Commission on Form 8-K.

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